MANAGEMENT AGREEMENT

     MANAGEMENT AGREEMENT made this ____ day of February, 1996 by and between FAST FOOD OPERATORS, INC., a New York corporation with offices at 42-40 Bell Boulevard, Suite 200, Bayside, New York 11361 (the "Owner") and __________________, a ______________ with offices at ____________________________ (the "Manager").

     WHEREAS, Owner is the franchisee of one (1) Popeye's Famous Fried Chicken and Biscuits Restaurant located at 40 Empire Boulevard, Brooklyn, New York (the "Restaurant"). For purposes of this Agreement, the term "Business" shall mean all operations now or hereafter conducted by or on behalf of Owner with respect to the Restaurant and all personnel associated therewith; and

     WHEREAS, Owner desires to contract with Manager for the management and operation of all aspects of the Business upon the terms and subject to the conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual agreements of the parties, it is hereby agreed as follows:


                  I.  SERVICES TO BE PERFORMED

     1.01 Engagement.   Upon the terms and subject to the
conditions herein set forth, Owner hereby engages Manager at Manager's sole expense to direct, conduct, manage and supervise the day to day operation of the Business as further described herein, and Manager hereby accepts such engagement. Manager agrees to manage the Business to the best of its ability so as to achieve the maximum operational results consistent with good business practices, the management philosophy and policies hereto and hereafter employed by Manager in its own operations and in other operations owned and managed by Manager or affiliated entities.

     1.02 Scope of Authority

          (a) Manager shall at its own expense determine and implement all policies pertaining to the development, administration, merchandising, employment of personnel, production, distribution, operation, promotion and advertising of the Business and shall have the obligation to contract for, purchase and obtain operating supplies and other materials and inventory required for the operation of the Restaurant and shall generally supervise all operations of the Business. Manager's authority and obligation hereunder shall specifically include the right to hire, fire and promote employees at Manager's expense.

          (b) Manager agrees not to make any capital expenditure in excess of $5,000 without the prior consent of Owner.

          (c) Without limitation of Section 1.02(a) above, Manager shall be responsible, at its own expense, for: (i) supervising employees and independent contractors engaged in the operation, management and maintenance of the Restaurant; (ii) assuring the continued operation of the Restaurant, including without limitation securing adequate stocks of food, beverages, paper products, utensils and other supplies needed for the operation of the Restaurant and entering into contracts with local or national suppliers for the continuing purchase of such items, and complying with all applicable regulations or requirements of local health and sanitation authorities and inspectors affecting the operations of the Restaurant; (iii) supervising the promotion of the Restaurant's products by advertising through any of the local media or by other means; (iv) supervising the collection, depositing and recording of daily receipts, paying suppliers, employees and independent contractors, and maintaining all records relating thereto; (v) negotiating or renegotiating supply and cartage contracts relating to the operation of the Restaurant; (vi) supervising the repairing or replacing of utensils or items of machinery; (vii) generally overseeing and managing the day-to-day operations of the Restaurant; (viii) advising in connection with the preparation of budgets, operating statements and books of account insofar as they apply to the operations of the Restaurant and submitting the same to Owner on a regular basis; (ix) advising in connection with all other contracts, actions, and arrangements which must be made or carried out, and all other things which are necessary or convenient in connection with the continuing operation of the Restaurant; (x) maintaining the operations of the Restaurant at a level consistent with that which has been required in the past of the Owner by America's Favorite Chicken Company ("AFC"); and
(xi) causing to be purchased and maintained in effect (A) such policies of insurance as Owner may from time to time direct to be carried against fire and extended coverage (and other hazards against which Owner may elect to insure), (B) policies of insurance against liability for injury or death to persons and damage to property, and (C) policies of insurance or other coverage for workers compensation and disability in such forms and in such amounts as may be required under the laws of the State of New York. All such policies shall name as insureds thereunder the Owner and the landlord of the premises on which the Restaurant is located.

     1.03 Personnel

          (a) Manager agrees to provide at its expense all personnel to be engaged in the management and operation of the Business as Manager deems necessary or appropriate. The personnel engaged by Manager shall be employees of the Manager and shall not be deemed to be the Owner's employees.

          (b) Lalmir Sultanzada shall be the sole supervisor utilized by the Manager at the Restaurant. The Manager shall cause the supervisor to oversee and direct the operation of the Restaurant, and the duties of the supervisor shall include, without limitation, the following: (i) inspecting the Restaurant to maximize sales and profitability and to insure that quality and cleanliness standards are maintained; (ii) monitoring food costs and cash control; (iii) assisting in the establishment of marketing promotions for the Restaurant; (iv) reviewing the schedules for management and employees of the Restaurant; (v) interviewing and recommending the hiring of management personnel for the Restaurant;
(vi) using best efforts to cause compliance with local, state and federal laws concerning labor, safety and equal employment opportunity; (vii) auditing bank receipts; (viii) preparing periodic reports concerning the Restaurant, including without limitation a weekly plan for the Restaurant, quarterly evaluations of the management and employees of the Restaurant, and semi-monthly inspection reports; and (ix) supervising the preparation and completion of all other daily and weekly reports concerning the Restaurant.

     1.04 Garbage Removal and Parking Lot Maintenance. Contemporaneously with the execution of this Agreement the Manager shall enter into a written agreement with Wendnew L.L.C., a New York limited liability company, pursuant to which Wendnew L.L.C. will agree to undertake garbage removal and parking lot maintenance services, either itself or through a third party, at a cost of $1,500 per month.



                           II.   TERM

     2.01 Term.   The term of this Agreement shall commence on
March 1, 1996 and, subject to the termination provisions hereinafter provided, shall continue until December 31, 1996.

     2.02 Termination Rights.   Notwithstanding any provision of
Section 2.01 to the contrary, this Agreement may be terminated as set forth below:

          (a) Owner shall have the right to terminate this Agreement, for any reason or for no reason, upon thirty (30) days prior written notice to Manager delivered to Manager at its address first set forth above by certified mail, return receipt requested, or by overnight delivery.

          (b) Manager shall have the right to terminate this Agreement, for any reason or for no reason, upon ninety (90) days prior written notice to Owner delivered to Owner at its address first set forth above by certified mail, return receipt requested, or by overnight delivery.

     2.03 Obligations Upon Termination.

          (a) In the event that this Agreement shall be terminated pursuant to Section 2.01 or 2.02, and subject to the provisions of Section 2.03(b), each party shall be released from any obligations hereunder first arising from and after the effective termination date except that Manager shall be entitled to receive all management fees incurred prior to the effective termination date.

          (b) In the event of (i) a termination of this Agreement by Owner by reason of a material breach by Manager of any of its obligations or agreements hereunder, or (ii) a termination of this Agreement by Manager for any reason other than a material breach by Owner of any of its obligations or agreements hereunder, then Manager shall pay to Owner, within ten (10) business days of the termination of this Agreement, the sum of Ten Thousand ($10,000) Dollars, such sum determined by the parties to be the reasonable cost to be incurred by Owner in the replacement of Manager's services hereunder.

               III.   EXPENSES AND MANAGEMENT FEES

     3.01 Expenses.   All expenses incurred in the operation,
management and supervision of the Restaurant, including, but not limited to, salaries, wages, and other benefits and compensation of Restaurant personnel employed in the management and operation of the Business shall be paid by Manager. Such expenses shall be paid first out of revenues generated by operation of the Restaurant; provided, however, that to the extent such expenses exceed Restaurant revenues they shall be the obligation and liability of the Manager. Manager agrees that it shall not expend more than $_______ during the term of this Agreement for salaries and wages of Restaurant personnel without the prior written approval of Owner.

     3.02 Rents, Real Estate Taxes, Royalties and Advertising. Owner and Manager hereby agree that (i) all rent for the Restaurant premises payable by Owner, all real estate taxes on the premises payable by Owner, and all royalties and advertising expenses payable to AFC by reason of operation of the Restaurant, shall be paid by Owner check drawn by Owner and forwarded by Owner to the relevant payee, and (ii) all such sums expended by Owner shall be reimbursed to Owner in full, prior to the payment of any management fee due hereunder to Manager. Such reimbursement shall be made within three (3) business days of the provision by Owner to Manager of a statement detailing all or any of such payments.

     3.03 Management Fees.   Owner shall pay to Manager, as its
sole compensation hereunder, a monthly management fee for services rendered in an amount equal to: Restaurant cash flow less the greater of (i) Two Hundred ($200) Dollars per month, or (ii) five (5%) of the Restaurant's monthly cash flow less capital expenditures. For the purposes of this Section 3.03, the Restaurant's monthly "cash flow" shall mean gross revenues from Restaurant operations (including amounts received in payment of sublease obligations) less operating expenses and depreciation.
The management fee amount shall be retained by Manager only after payment to Owner by Manager, on the fifth (5th) day following the end of each calendar month, of the greater of (i) Two Hundred ($200) Dollars per month, or (ii) five (5%) of the Restaurant's monthly cash flow less capital expenditures. The Owner and Manager hereby covenant and agree that the sum of Two Hundred ($200) Dollars per month shall be an absolute minimum payable to Owner hereunder, regardless of the Restaurant's monthly cash flow, and if such Restaurant cash flow shall not be sufficient to remit payment of said Two Hundred ($200) Dollars, the same amount shall be paid by Manager to Owner from Manager's own funds on the fifth (5th) day following the end of each calendar month.

     3.04 Recordkeeping and Review. Manager covenants and agrees that it shall keep accurate and complete records of all Restaurant operations, including, but not limited to, revenues, operating expenses and capital expenditures. Manager hereby agrees to grant Owner and/or its officers, accounts, attorneys' employees and agents (collectively, the "Agents"), access to all of such records upon three (3) business days prior notice. In the event that a review by Owner and/or its Agents results in a good faith determination by Owner and/or such Agents that additional funds are due to Owner pursuant to the provisions of Section 3.03 herein, then Owner shall present such results to Manager in writing, and within ten (10) business days of its receipt of such results Manager shall either (i) remit to Owner the amounts claimed by Owner to be due, or (ii) submit to Owner such additional information as shall justify the discrepancy between the amounts paid to Owner and the amounts claimed by Owner to be due. In such event, the determination of the amount due to Owner shall be made by Owner's certified public accountant, and such determination shall be binding upon both Owner and Manager.


                       IV.   MISCELLANEOUS

     4.01 No Joint Venture, etc.   Nothing contained in this
Agreement shall be deemed to constitute a partnership, agency, joint venture or other similar relationship. Manager shall be deemed an independent contractor for purposes of this Agreement.

     4.02 Indemnification of Owner.   Manager agrees to indemnify
and hold harmless Owner against any loss or expense, including court costs and attorney's fees, sustained or incurred by Owner as the result of any claim, suit or proceeding made, brought or threatened against Owner and arising out of operations conducted with respect to or matters connected with the Restaurant or Business, except for any claims, suits or proceedings arising solely from Owner's gross negligence or intentionally wrong acts.

     4.03 Entire Agreement.   This Agreement sets forth the entire
agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     4.04 Severability.   In the event that any provision of this
Agreement shall be adjudged to be void, voidable or invalid for any reason, this Agreement shall be otherwise valid and enforceable as if the void, voidable or invalid section had not been a part hereof in the first instance.

     4.05 Assignment.   This Agreement may not be assigned or
otherwise transferred by either party hereto without the prior written consent of the other party.

     4.06 Binding Effect.   This Agreement shall be binding upon
the parties hereto, their successors and assigns.

     4.07 Applicable Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, we have executed this Agreement as of the date first set forth above.



________________________
                                   FAST FOOD OPERATORS, INC.


                                   By:_______________________


By:
     __________________________         _________________________
     Lalmir Sultanzada, President       Lewis E. Topper, President




______________________________
Lalmir Sultanzada, Personally